Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:  September 17, 2001

FROM:	FOR:
Padilla Speer Beardsley, Inc	Paper Warehouse, Inc
224 Franklin Avenue West	7630 Excelsior Boulevard
Minneapolis, MN 55404	Minneapolis, MN 55426

Marian Briggs (612) 871-8877	Cheryl Newell or Diana Purcel
(952) 936-1000

PAPER WAREHOUSE, INC. SIGNS $15 MILLION CREDIT FACILITY
WITH WELLS FARGO RETAIL FINANCE

Leading party supplies and paper goods retailer
to enhance operations in the U.S. with financing

MINNEAPOLIS, September 17 — Paper Warehouse (NASDAQ: PWHS), announced today that it obtained a three-year, $15 million line of credit with Wells Fargo Retail Finance, LLC, a subsidiary of Wells Fargo & Company.  The credit facility will be used to provide general working capital for Paper Warehouse, support its current operations and expand the business.

             “We are pleased to have obtained this credit facility and to partner with Wells Fargo Retail Finance,” said Yale T. Dolginow, president and CEO of Paper Warehouse.  “We sought a credit structure that was more flexible than our previous facility and one that better matched the seasonal needs of our business.  This new facility will provide us with the additional liquidity necessary to support the company’s ongoing working capital needs.”

              Andrew H. Moser, senior managing director and CO-COO of Well Fargo Retail Finance added, “Paper Warehouse develops stores that provide customers the breadth of product offerings and the convenience of one-stop shopping for all their party supplies and paper goods. We’re optimistic this operating capital will help them become an even more important player in the industry.”

             Paper Warehouse specializes in party supplies and paper goods and operates under the names Paper Warehouse, Party Universe, and www.PartySmart.com.  PartySmart.com can be accessed at www.PartySmart.com.  Paper Warehouse stores offer an extensive assortment of special occasion, seasonal and everyday party and entertainment supplies, including paper supplies, gift wrap, greeting cards and catering supplies at everyday low prices.  As of August 3, 2001, the company had 152 retail locations (99 company-owned stores and 53 franchise stores) conveniently located in major retail trade areas to provide customers with easy access to its stores. Their eight principal markets are Minneapolis/St. Paul, MN, Denver, CO, Kansas City, KS and MO, Oklahoma City/Tulsa, OK, Seattle, WA, Tucson, AZ, Omaha, NB, and Des Moines, IA.  Paper Warehouse’s headquarters are in Minneapolis.

             Wells Fargo Retail Finance based in Boston, with offices located in Philadelphia and Los Angeles, brings more than 25 years of experience in providing working capital to retailers, and more than 150 years of collective experience as merchants, retail operators, and financial executives.  Today, the company, a subsidiary of Wells Fargo & Company (NYSE:  WFC), has more than $1.9 billion in loan commitments to retailers throughout North America.  Wells Fargo & Company is a diversified financial service company with $190 billion in assets, providing banking, insurance, investments, mortgages and consumer finance from more than 5,400 stores and the Internet (www.wellsfargo.com) across North America and elsewhere internationally.

             Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors are described from time to time in the company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

###